Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Second Quarter 2004 Results

IRVING, TEXAS – August 24, 2004 – Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, reported its results for the second quarter of 2004.

REVENUES

Second quarter 2004 revenues were $26.3 million as compared to $36.6 million for the same period last year, a decrease of $10.3 million, or 28.2%.  For the six months ended June 30, 2004 revenues were $55.9 million, 27.5% lower than the $77.0 million of revenue generated during the prior year comparable period.  The decline in revenues for the three and six months ended June 30, 2004 versus the prior year same period is primarily the result of an inbound contract with a cable services provider that expired in the fourth quarter of 2003 and was not renewed by the client as they made a decision to consolidate their customer service into available in-house capacity.  The impact on our revenues accounted for approximately 49% of our total decrease quarter over quarter and 55% of our total decrease for the six months ended June 30.  Additionally, one of our telecommunications clients (who is one of our two largest clients) reduced transaction volumes and a client in the membership services industry ramped down a campaign in the first quarter of 2004.

OPERATING LOSS

Operating loss for the second quarter of 2004 was $8.0 million as compared to operating losses of $1.5 million in the prior year second quarter.  For the six months ended July 30, 2004 the Company generated an operating loss of $11.8 million as compared to an operating loss of $3.5 million for the six months ended June 30, 2003.  The increase in net loss for the three and six months ended June 30, 2004 versus the prior year same periods is primarily due to the decline in revenues experienced during the period and the recording of restructuring charges associated with the realignment of the management team and the closing of four client service centers.

Scot Brunke, President and CFO of Aegis commented, “While disappointed with our second quarter operating results, we have set in motion a number of strategic objectives to attain our goal of returning the company to profitability.  During the second quarter of 2004, we completed a number of significant strategic objectives at Aegis.  First, we completed the reorganization of our management team and set a new direction for the company.  The remaining severance expense of the former management team was recognized during the quarter.  Secondly, we took steps to right size our capacity in our best markets.  This was costly from an asset write-off perspective, which is reflected in our results.  We believe that these moves will allow us to reduce expenses going forward.  Thirdly, and most importantly, we took steps to reduce our reliance on certain outbound telemarketing campaigns.  We will see a significant decline in our outbound revenues related to changes in legislation associated with marketing long distance services.  Aegis has historically relied on these services for a significant part of its revenues.  In the third quarter, as previously announced, we lost over two million dollars per month of revenue in this area.  We believe the steps we have taken will allow us to rely less on the outbound business and focus more on strategic relationships to deliver a well rounded product base to our clients.”

NET LOSS

The Company incurred a net loss applicable to common shareholders of approximately $8.4 million, or $0.07 per common share, for the quarter ended June 30, 2004.  During the prior year comparable quarter, the Company incurred a net loss applicable to common shareholders of approximately $5.0 million, or $0.10 per common share.  For the six months ended June 30, 2004 the Company generated a net loss available to common shareholders of $14.3 million, or $0.14 per common share, as compared to $9.9 million or $0.19 per common share for the six months ended June 30, 2003.  The increase in net loss applicable to common shareholders for the period ended June 30, 2004 versus the second quarter of 2003 is due to the decline in revenues experienced during the period, charges recorded in association with the restructuring of the Company’s management team, the impairment of long-lived assets related to the closing of four client service centers and the increase in non-cash interest expense due to the additional amortization of the discount on notes payable.

Revenue Mix.  Together, inbound customer relationship management (“CRM”) and non-voice & other revenues represented 67.7% of our revenues in the second quarter of 2004 versus 75.0% in the first quarter of 2003.  Outbound CRM revenues accounted for 32.3% of total revenues for the three months ended June 30, 2004 as compared to 25.0% in the comparable prior year period.  The increase in outbound CRM revenues for the first and second quarters of 2004 is due to additional volume for an existing client program.  For the three and six months ended June 30, 2004 and 2003, the mix of revenues was as follows:

	Three months ended June 30,				Six months ended June 30,
	(Dollars in millions)				(Dollars in millions)
	2004	%	2003	%	2004	%	2003	%
Inbound CRM	$15.2	57.8%	$23.5	64.2%	$32.1	57.4%	$51.0	66.2%
Outbound CRM	8.5	32.3%	9.1	25.0%	18.3	32.7%	17.6	22.9%
Non-Voice & Other	2.6	9.9%	4.0	10.8%	5.5	9.9%	8.4	10.9%
Total revenues	$26.3	100.0%	$36.6	100.0%	$55.9	100.0%	$77.0	100.0%

Cost of Services.  Costs of services vary substantially with changes in revenue.  For the quarter ended June 30, 2004, cost of services decreased by approximately $6.2 million, to $19.4 million versus the quarter ended June 30, 2003.  Cost of services as a percentage of services for the quarter ended June 30, 2004 increased to 73.9%, from 69.9% for the prior year comparable period.  For the six months ended June 30, 2004, cost of services decreased $13.7 million to $40.6 million compared to the first six months of 2003.  As a percentage of sales, cost of services rose over the same period, from 70.6% to 72.7%.  The total decrease in cost of sales experienced during the three and six months ended June 30, 2004 is due to the reduction in revenue for the comparable period.

Selling, General and Administrative.  Selling, general and administrative expenses, which include certain payroll costs, employee benefits, rent expense and maintenance charges, among other expenses, were reduced to $8.8 million in the quarter ended June 30, 2004 versus $9.6 million the prior year quarter.  As a percentage of revenue, selling, general and administrative expenses for the quarter ended June 30, 2004 were 33.7% as compared to 26.2% for the prior year period.  For the six months ended

June 30, 2004, selling, general and administrative expenses were $17.8 million or 32.0% of revenues versus $20.1 million or 26.1% of revenues for the six months ended June 30, 2004.  The reduction in selling, general and administrative expenses over the three and six months ended June 30, 2004 is primarily attributable to the elimination of overhead costs due to the reduction of headcount as well as improved management of our self-insured workers compensation plan during the same period.  The increase as a percentage of revenue is primarily due to the decrease in revenue period over period.

Non-cash Interest Expense.  Non-cash interest expense decreased to $0.3 million in the quarter ended June 30, 2004, from $0.4 million in the quarter ended June 30, 2003.  For the six months ended June 30, 2004 and 2003, non-cash interest expense was $2.1 and $0.9 million, respectively.  Non-cash interest for the three and six months ended June 30, 2004, represents interest expense incurred on the Deutsche Bank and Essar notes and the $2.0 million in amortization of the discount on notes payable.  On both of the notes, the unpaid interest is added to the principal of the balance of the notes quarterly.  For the three and six months ended June 30, 2003, non-cash interest expense represents interest expense incurred on two subordinated notes.  In accordance with the terms of the November 5, 2003, agreement with Deutsche Bank and Essar, the Company was required to repay or otherwise retire its obligations to various lenders from the proceeds of this transaction (and, to the extent the subordinated debt was not paid off, the holders of the subordinated debt discharged the debt and released the Company from any further liability under their promissory notes).

Restructuring Charges.  During the quarter ended March 31 2004, the Company approved a plan to restructure the management team.  The restructuring plan was designed to bring the Company’s infrastructure in-line with the current volume and business environment.  Related to these actions, the Company recorded $0.7 million in severance costs during the first quarter of 2004 and an additional $0.3 million in severance costs during the quarter ending June 30, 2004.  Additionally, during the quarter ended June 30, 2004, the Company recorded $3,6 million in severance and impairment charges as part of a plan to close four client service centers.  The impairment charge of $3.3 million was recorded for the amount by which the carrying amount of the property and equipment at these client service centers exceeded fair value.  Severance in the amount of $0.05 million was accrued and $0.04 million paid during the quarter as a result of the restructuring plan.  The Company plans to sell certain of the equipment to a third party for $0.2 million.  These assets have been have been classified as held-for-sale in the accompanying consolidated balance sheet.  The Company anticipates recording additional restructuring charges associated with the closing of the client service centers in the quarter ending September 30, 2004.

Depreciation and Amortization.  Depreciation and amortization expenses decreased $0.6 million, in the quarter ended June 30, 2004 as compared to the quarter ended June 30, 2003.  As a percentage of revenue, depreciation and amortization expenses were 9.0% in the quarter ended June 30, 2004 versus 8.1% in the quarter ended June 30, 2003, primarily due to the decrease in revenue.  For the six months ended June 30, 2004 and June 30, 2003 depreciation and amortization expenses were $4.9 million or 8.7% of revenues and $6.1 million or 7.9% of revenues, respectively.  The reduction in depreciation expense is due to the effects of reduced capital spending coupled with more mature assets becoming fully depreciated.

Income Tax Provision.  The Company has not provided an income tax benefit for the operating losses incurred during the first and second quarters of 2003 and 2004, as such benefit would exceed the projected realizable deferred tax asset.

Cash and liquidity.  Cash and cash equivalents (excluding restricted cash) were $0.06 million at June 30, 2004 and $1.7 million at December 31, 2003.  Working capital totaled a deficit of $3.2 million and a surplus of $5.7 million at the end of the same periods. The change in working capital is primarily attributable to the decrease in accounts receivable and the decrease in restricted cash from December 31, 2003 to June 30, 2004.  Restricted cash at December 31, 2003, was composed of two cash collateralized outstanding irrevocable letters of credit.  These letters totaled approximately $4.6 million in value and were maintained as security for the Company’s self-insured portion of its workers compensation insurance program and to support licensing requirements related to certain contractual obligations entered into by the Company.  The Company has subsequently replaced all but $0.4 million of the letters under the new Loan Agreement.  Cash at December 31, 2003 was used to pay down the notes payable owed to Deutsche Bank and Essar.

On January 26, 2004, we entered into a new credit agreement with Wells Fargo Foothill that will allow the company to borrow up to $25.0 million, with a maturity date of January 26, 2007.  The Company was not in compliance with covenants under the new credit agreement for the two-month period ended February 29, 2004.  On March 30, 2004, the Company entered into an amended agreement, waiving all defaults and revising covenants.  The maturity date of the amended agreement has remained unchanged.  Outstanding bank borrowings under the line of credit at June 30, 2004 were $4.4 million.

The Company was not in compliance with the amended EBITDA covenants common to the Loan Agreement and amended Notes for the periods ending April 30, May 31, and June 30, 2004.  As such, it represented a default under these agreements and additionally, a cross default under the Loan Agreement.  On August 23, 2004, the Company executed amended agreements with revised EBITDA and capital expenditure covenants and received waivers from Foothill, Deutsche Bank and Essar for all defaults in the Loan Agreement and amended Notes.  Without the waivers and amended agreements dated August 23, 2004, the Company would not have been in compliance with the revised EBITDA and capital expenditure covenants for the Loan Agreement and the Notes at July 31, 2004.  With the waivers and amended agreements dated August 23, 2004, the Company was in compliance with all covenants.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 2,600 people and utilizing approximately 3,600 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward-looking statements.

(financial statements follow)

Aegis Communications Group, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended June 30,				Six months ended June 30,
	2004	%	2003	%	2004	%	2003	%
Revenues	$26,294	100.0%	$36,602	100.0%	$55,865	100.0%	$77,005	100.0%

Operating Costs:
Cost of services	19,430	73.9%	25,594	69.9%	40,628	72.7%	54,345	70.6%
Selling, general and administrative expenses	8,848	33.7%	9,577	26.2%	17,874	32.0%	20,122	26.1%
Depreciation and amortization	2,368	9.0%	2,972	8.1%	4,885	8.7%	6,067	7.9%
Restructuring charges	3,628	13.8%	—	—	4,314	7.7%	—	—
Total operating expenses	34,274	130.4%	38,143	104.2%	67,701	121.1%	80,534	104.6%
Operating income (loss)	(7,980)	(30.4)%	(1,541)	(4.2)%	(11,836)	(21.1)%	(3,529)	(4.6)%
Interest expense, net	160	0.6%	658	1.8%	401	0.7%	932	1.2%
Non-cash interest expense	296	1.1%	439	1.2%	2,058	3.7%	857	1.1%
Loss before income taxes	(8,436)	(32.1)%	(2,638)	(7.2)%	(14,295)	(25.5)%	(5,318)	(6.9)%
Income tax expense	—	—	—	—	—	—	—	—
	—		—
Net loss	(8,436)	(32.1)%	(2,638)	(7.2)%	(14,295)	(25.5)%	(5,318)	(6.9)%
Preferred stock dividends	—	—	2,324	6.3%	—	—	4,560	5.9%
Net loss applicable to common stockholders	$(8,436)	(32.1)%	$(4,962)	(13.5)%	$(14,295)	(25.5)%	$(9,878)	(12.8)%

Basic and diluted loss per common share:	$(0.07)		$(0.10)		$(0.14)		$(0.19)

Weighted average shares of common stock outstanding
Basic	121,605		52,171		103,305		52,171
Diluted	121,605		52,171		103,305		52,171

Aegis Communications Group, Inc.

Selected Financial Data

(Dollars in thousands)

	(unaudited)
	June 30,	December 31,
	2004	2003

Assets
Cash and cash equivalents	$59	$1,703
Accounts receivable, net	18,228	23,615
Total current assets	20,287	31,326
Property and equipment, net	11,599	18,297
Total assets	33,437	50,294

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Deficit

Current portions of long-term obligations	$2,750	$6,248
Accounts payable	6,011	4,427
Total current liabilities	23,631	25,625
Revolving line of credit	4,429	—
Long-term obligations, net of current portions	14,760	19,756
Total liabilities	38,391	45,381
Redeemable convertible preferred stock	31,362	31,362
Total shareholders' deficit	9,383	26,449